Exhibit 16.1

ACCOUNTANTS + ADVISORS	www.rrbb.com
ROSENBERG RICH BAKER BERMAN & COMPANY
265 Davidson Avenue, Suite 210 • Somerset, NJ 08873-4120 • PHONE 908-231-1000  • FAX  908-231-6894
111 Dunnell Road, Suite 100 • Maplewood, NJ 07040 • PHONE 973-763-6363  • FAX  973-763-4430

December 28, 2018

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:  SEEDO CORP (FKA - GRCR Partners Inc.)

We have read Item 4.01, and are in agreement with the statements as they related to our firm being made by SEEDO CORP (FKA - GRCR Partners Inc.) in Item 4.01 of its Form 8-K dated December 28, 2018, captioned “Changes in Registrant’s Certifying Accountant”. We have no basis to agree or disagree with the other statements contained therein.

Respectively,

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS • CENTER FOR AUDIT QUALITY • PRIVATE COMPANIES PRACTICE SECTION  • PRIME GLOBAL • REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD